BANDAG, INCORPORATED
SEVERANCE AGREEMENT FOR [NAME OF EMPLOYEE]

        THIS SEVERANCE AGREEMENT (“Agreement”) is entered into as of the ____ day of December, 2006 by and between Bandag, Incorporated, an Iowa corporation, including any successor or successors thereto (“Company”), and [Name of Employee] (“Employee”).

RECITALS

        WHEREAS, Employee is and has been an at-will employee of Company, and possesses an extensive knowledge of the business and affairs of Company, its proprietary information, trade secrets, policies, methods, personnel, and problems;

        WHEREAS, Employee desires to continue to be employed at-will by Company, and acknowledges that this Agreement provides for severance payments to which he is not otherwise entitled by any contract or any other legal obligation;

        WHEREAS, the parties agree and acknowledge that this Agreement is not intended to constitute an employment contract; does not create any employment rights other than those expressly set forth herein; does not alter or modify Employee’s status as an “at-will” employee of Company or the terms and conditions of his employment except as expressly set forth herein, and does not create any rights to continued employment or to termination only “for cause”; but rather, is intended solely to provide for the availability of severance payments to Employee under the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the sufficiency of which is acknowledged by each party, the parties hereto agree as follows:

1.	Employee Covenants. If Employee becomes entitled to receive severance payments pursuant to paragraph 3 hereof, Employee covenants and agrees to be bound by the terms of the non-competition provisions set forth in subparagraph b. ii. of paragraph 2, below. Whether or not Employee becomes entitled to receive severance benefits pursuant to paragraph 3 hereof, Employee covenants and agrees to be bound by the terms of the additional provisions set forth in paragraph 2, below.

2.	Competitive Activity; Confidentiality; Nonsolicitation.

a.	Acknowledgements and Agreements. Employee hereby acknowledges and agrees that in the performance of Employee’s services for the Company, Employee has been and will be brought into frequent contact with existing and potential customers of the Company throughout the world. Employee also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 2. e. i., gained by Employee during Employee’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Employee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Employee not compete with the Company during the term of this Agreement and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

b.	Covenants.

i.	Covenants During Employment. During the period that Employee is employed by the Company and this Agreement is in effect, Employee will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during such period, Employee will not:

(1)	enter into or engage in any business which competes with the Company’s Business;

(2)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(3)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(4)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

ii.	Covenants Following Termination. In consideration of the severance payments provided for herein (subject to paragraph 1 hereof), for a period of one (1) year following the termination of Employee’s performance of services for the Company, Employee will not:

(1)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(2)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(3)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(4)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(5)	directly or indirectly attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

iii.	Indirect Competition. For the purposes of subparagraphs 2. b. i. and ii. inclusive, but without limitation thereof, Employee will be in violation thereof if Employee engages in any or all of the activities set forth therein directly as an individual on Employee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

iv.	If it shall be judicially determined that Employee has violated this subparagraph 2. b., then the period applicable to each obligation that Employee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

c.	The Company. For purposes of this paragraph 2, the Company shall include any and all direct and indirect subsidiaries of the Company.

d.	Further Covenants.

i.	Employee will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Employee’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Employee may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Employee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Employee and whether compiled by the Company, and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Employee during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.

ii.	Employee agrees that upon termination of Employee’s performance of services, for any reason, Employee shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 2. d. i. of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

e.	Discoveries and Inventions; Work Made for Hire.

i.	Employee agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Employee for the Company, Employee will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Employee has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Employee conceives and/or develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Employee for the Company. Employee agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Employee, either solely or jointly with others, within one (1) year following termination of this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of Employee’s performance of services hereunder with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

ii.	In order to determine the rights of Employee and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Employee agrees that during the term of this Agreement, and for one (1) year thereafter, Employee will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Employee solely or jointly with others. The Company agrees to keep any such disclosures confidential. Employee also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Employee agrees that at the request of and without charge to the Company, but at the Company’s expense, Employee will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Employee will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Employee’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints the General Counsel of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

iii.	Employee acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Employee during the term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

f.	Communication of Contents of Agreement. During the period that Employee is employed by the Company and this Agreement is in effect and for one (1) year thereafter, Employee will communicate the contents of paragraph 2 of this Agreement to any person, firm, association, partnership, corporation or other entity that Employee intends to be employed by, associated with, or represent.

g.	Relief. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under this Agreement would be inadequate. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 2. b., 2. d., 2. e. and 2. f. inclusive, of this Agreement, without the necessity of proof of actual damage.

h.	Reasonableness. Employee acknowledges that Employee’s obligations under this paragraph 2 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations. Employee further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Employee acknowledges constitutes good, valuable and sufficient consideration.

i.	Company’s Business. For purposes of this Agreement, “Company’s Business” means any of the following (i) the production, manufacture and sale of precured tread rubber, equipment and supplies for the retreading of tires for trucks, buses, industrial equipment and off-road equipment; (ii) the sale and service as a business organization with annual sales in excess of $5 millionof new and retread tires to commercial and industrial customers; and (iii) the provision as a business organization with annual sales in excess of $5 million of tire management or quick-service truck lubrication services.

j.	Restricted Territory. For purposes of this Agreement, “Restricted Territory” means: (i) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which Employee performed services, to which Employee was assigned or had any responsibility (either direct or supervisory) at the time of termination of this Agreement and at any time during the two (2) year period prior to such termination; and (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, for which Employee had any responsibility (either direct or supervisory) at the time of termination of this Agreement and at any time during the two (2) year period prior to such termination.

3.	Severance Payments. Company agrees that if, after there is a “Change of Control,” and if, within one year of the date of the Change of Control, Company involuntarily terminates Employee’s employment with Company without “Cause” (as defined herein) or if Employee voluntarily terminates his employment with Company for “Good Reason” (as defined herein), it will pay Employee a severance payment equal to one year’s then current base salary (subject to all required federal, state and local payroll withholding). Company will pay Employee the severance amount in twelve (12) equal monthly installments, with the first installment paid within twenty (20) days after the date of Employee’s termination, and subsequent monthly installment payments made thereafter on the 1st day of each month. Notwithstanding the foregoing, if such payments become payable on account of the termination of the Employee’s employment with the Company and if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, the payments that would be due during the six month period that immediately follows the Employee’s termination shall be made on the first business day following the date that is six months after the Employee’s termination; subsequent payments shall be made as described in the preceding sentence. For purposes of this paragraph, the date of Employee’s employment termination is defined as the last date on which Employee renders services to Company.

a.	It is understood and agreed to by the parties that, as used in this paragraph 3, the term “involuntary termination” does not include the termination of Employee’s employment with Company due to death, disability, retirement, quitting or any other type of voluntary separation, by agreement or otherwise, from Company (except for Good Reason).

b.	It is understood and agreed to by the parties that, as used in this paragraph 3, the term “Good Reason” means (i) a reduction in the Employee’s salary and benefits to amounts which are not substantially the same as those in effect on the date hereof, whether such reduction is made all at once or cumulatively, or (ii) the relocation of the Employee’s principal place of employment to a location more than fifty (50) miles from the Employee’s principal place of employment on the date hereof.

c.	For purposes of this Agreement, “Cause” shall mean (i) the commission by the Employee of one or more acts that constitute a felony under United States federal, state, or local criminal law; (ii) the engaging in by the Employee of intentional conduct not taken in good faith which has caused financial injury to Company or damage to Employer’s reputation; (iii) the continuing refusal by the Employee to perform the Employee’s duties or responsibilities; or (iv) a significant violation of the Company’s employment policies or the Company’s policies regarding ethics or business conduct. Such acts or failures shall constitute Cause only if the Employee is given written notice that specifies the particular acts or failures to act on the basis of which the decision to terminate employment was made. In the case of a termination for Cause as described in clauses (iii) and (iv), the Employee shall be given the opportunity, within ten (10) days of the receipt of such notice to meet with the Company to defend such acts or failures to act, prior to termination. The Company may suspend the Employee’s title and authority pending such meeting.

d.	For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if:

i.	Any individual, entity, successor to either or group acting in concert (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or members of the “Carver Family,” as defined in Article IV.4.(f)(iv) of the Company’s Restated Articles of Incorporation, as amended) acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing one-third (33 1/3%) or more of the combined voting power of the Company’s then outstanding voting securities;

ii.	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended;

iii.	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

iv.	The shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

        Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of shares of all classes of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

e.	It is further understood and agreed to by the parties that in the event Employee engages in any conduct in violation of, or inconsistent with, his obligations under paragraph 2 (subject to paragraph 1 hereof), in addition to all other rights and remedies available to Company, Company’s obligation to make further severance payments under this Agreement shall be immediately and forever discharged and released and Employee shall be obligated to reimburse Company for all severance payments theretofore made by Company.

4.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings, whether written or oral, as to the matters set forth herein, and Employee expressly releases Company from any obligations under such previous agreements, if any, including without limitation, any rights of Employee under any previous employment agreement with Company, if any.

5.	Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such a waiver, modification or discharge is agreed to in writing signed by the parties hereto.

6.	No Other Agreements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

7.	Costs of Enforcement. In the event that a court of competent jurisdiction determines that Employee has breached this Agreement, Employee shall be liable to Company for all of its actual costs (statutory and nonstatutory), expenses and attorneys’ fees, incurred to enforce this Agreement.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, including the purchaser of all or substantially all of the assets of Company, and Employee and his heirs, executors, administrators and legal representatives. Employee may not assign this Agreement, in whole or in any part.

9.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Iowa applicable to contracts made and to be performed therein between residents thereof.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE	BANDAG, INCORPORATED
____________________________	By:_________________________________
[Name of Employee]	Its:_________________________________